Exhibit 10.2
June 25, 2010
[NAME]
[POSITION]
Doral Financial Corporation
[ADDRESS]
     Re:    Retention Bonus
Dear                                                             :
We are pleased to offer you the retention bonus described below in exchange for your agreement to remain employed with Doral Financial Corporation (“Doral”) through June 25, 2013. Your retention bonus amount will be [$AMOUNT] (the “Bonus Amount”), less applicable tax withholdings. The Bonus Amount is in addition to all other compensation paid to you but by your accepting the terms of this retention bonus you hereby agree that the Bonus Amount shall not be considered part of your “Annual Base Salary” or “Bonus” under your employment agreement with Doral such that upon your termination of employment by Doral without Cause or by you for Good Reason the Bonus Amount (either before, after or in connection with a Change in Control) would be included in the severance payment calculation to be made to you.
If your employment with Doral terminates prior to the earlier of June 25, 2013 or the occurrence of a Change in Control for any reason other than (i) your death, (ii) termination by Doral without Cause, or (iii) termination by you for Good Reason, you must repay a percentage of the Bonus Amount, determined according to the following schedule:

Repayment
Termination Date	Percentage
Before December 25, 2010	100%
On or after December 25, 2010 and before June 25, 2011	83.4%
On or after June 25, 2011 and before December 25, 2011	66.8%
On or after December 25, 2011 and before June 25, 2012	50.2%
On or after June 25, 2012 and before December 25, 2012	33.6%
On or after December 25, 2012 and before June 25, 2013	17%
On or after June 25, 2013	0%
For example, assuming you voluntarily left employment with the Company without Good Reason after December 25, 2010 and before June 25, 2011 and there has not occurred a Change in Control, you would have to repay 83.4% of your Bonus Amount or $[AMOUNT].

Conversely, if prior to June 25, 2013, (i) you die, (ii) there is a Change in Control, or (iii) your employment with Doral is terminated by Doral without Cause, or by you for Good Reason, you will not have to repay any portion of your Bonus Amount. After June 25, 2013, all forfeiture provisions terminate.
In addition, to the extent the following tax benefit in respect of the Bonus Amount is not covered by another agreement between Doral and you, if the Bonus Amount, either alone or in combination of any other amount or benefit, whether payable before, on or after a Change in Control (“Covered Payments”), would cause you to be subject to the excise tax imposed by Section 4999 of the Code and/or any interest or penalties with respect to such excise tax (such excise tax is hereinafter referred to as the “Excise Tax”) in connection with a Change in Control, the Company shall pay to you an additional lump sum payment (the “280G Gross-Up Payment”) on the closing date of the Change in Control in an amount such that after payment by you of all taxes (including any Excise Tax) imposed upon the 280G Gross-Up Payment, you retain an amount of the 280G Gross-Up Payment equal to the Excise Tax imposed upon the Covered Payments. The calculation and payment of the Gross-Up Payment shall be subject to the additional provisions set forth on Schedule A. In the event that any provisions such as the ones set forth in this paragraph are instituted in Puerto Rico at any time on or before June 25, 2013, the calculation and payment shall be subject to the terms set forth in Schedule A.
This retention bonus does not modify your employment relationship with Doral. Your employment with us will continue to be at-will and you may be terminated for any reason, with or without notice.
If the terms of the retention bonus as outlined in this letter are acceptable to you, please indicate your acceptance of them by signing both originals of this letter in the space provided below, retaining one original for your files, and returning the other original to me in the envelope provided. We are very pleased to offer you this incentive and look forward to your continued achievement and success with Doral.
Very truly yours,
DORAL FINANCIAL CORPORATION

By:
Name:
Title:

Agreed to and accepted by:
[EXECUTIVE]
Date: June 25, 2010

Schedule A
All determinations regarding the 280G Gross-Up payment, including whether a 280G Gross-Up payment is required and the amount of such 280G Gross-Up payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s outside legal counsel (based on calculations made by a benefits consulting firm or by independent certified public accountants appointed by the Company) or by independent certified public accountants appointed by the Company (collectively the “Tax Advisor”). The Company shall be responsible for all charges of the Tax Advisor.
The Company shall use its best efforts to cause the Tax Advisor to promptly deliver the initial determination required hereunder within sixty (60) days prior to the change in ownership covered by Code Section 280G(b)(2). The Company shall pay the 280G Gross-Up payment at the Closing. The amount of such payment shall be subject to later adjustment in accordance with the determination of the Tax Advisor as provided herein. Notwithstanding the foregoing, in no event shall payment of the 280G Gross-Up payment occur later than the end of the calendar year in which you remit the taxes to the U.S. Treasury Department.
In the event that the Tax Advisor determines, for any reason whatsoever, the correct amount of the 280G Gross Up payment to be less than the amount determined at the time the 280G Gross-Up payment was paid to you, you shall repay to the Company, within thirty days after the time that the amount of such reduction in 280G Gross-Up payment is determined by the Tax Advisor, plus interest on the amount of such repayment at the rate provided in Section 6621(a)(1) of the Internal Revenue Code of 1986, as amended (“Section 6621(a)(1)”).
In the event that the Excise Tax is later determined by the Tax Advisor or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the 280G Gross-Up payment is paid to you, the Company shall make an additional Gross-Up payment in respect of such excess (plus any interest or penalties payable to the Internal Revenue Service with respect to such excess) once the amount of such excess is finally determined together with interest on the amount of such payment at the rate provided in Section 6621(a)(1).
In the event you have any controversy with the Internal Revenue Service (or other taxing authority) involving the Excise Taxes, you shall promptly notify the Company of such controversy and provide all documents provided by the Internal Revenue Service (or other taxing authority) to the Company within 10 days of receipt of such documents. You shall permit the Company to control issues related to the Excise Tax, provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax thereon, including interest and penalties. In the event you have any conference with any taxing authority as to the Excise Tax or associated income taxes, you shall permit a representative of the Company to accompany you, and you and your representative shall cooperate with the Company and its representative.